Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the “Registration Statement”) of our reports dated October 24, 2016 relating to the financial statements and financial highlights of John Hancock Mid Cap Stock Fund and John Hancock Alpha Opportunities Fund, each a series of John Hancock Funds II, appearing in the August 31, 2016 Annual Report to Shareholders. We also consent to the references to us under the headings “Experts” and “Exhibit A- Form of Agreement and Plan of Reorganization” in the Proxy Statement/Prospectus and “Information Incorporated by Reference” in the Statement of Additional Information, which constitute parts of the Registration Statement.

We hereby also consent to the incorporation by reference in the Statement of Additional Information, which constitutes part of this Registration Statement, our report dated October 24, 2016, relating to the financial statements and financial highlights appearing in the August 31, 2016 Annual Report to Shareholders of John Hancock Mid Cap Stock Fund and John Hancock Alpha Opportunities Fund, each a series of John Hancock Funds II. We also consent to the references to us under the heading “Financial Highlights” and “Independent Registered Public Accounting Firm” in the January 1, 2017 Prospectus and Statement of Additional Information of John Hancock Mid Cap Stock Fund and John Hancock Alpha Opportunities Fund.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 27, 2017